Issuer Free Writing Prospectus, dated October 30, 2023
Filed Pursuant to Rule 433 of the Securities Act of 1933
Registration Statement No. 333-261623

Bristol-Myers Squibb Company
Pricing Term Sheet
October 30, 2023

$1,000,000,000 5.750% Notes due 2031 (the “2031 Notes”)
$1,000,000,000 5.900% Notes due 2033 (the “2033 Notes”)
$1,250,000,000 6.250% Notes due 2053 (the “2053 Notes”)
$1,250,000,000 6.400% Notes due 2063 (the “2063 Notes”)

This pricing term sheet supplements the prospectus supplement issued by Bristol-Myers Squibb Company on October 30, 2023 (the “Preliminary Prospectus Supplement”) and the accompanying prospectus dated December 13, 2021 (the “Prospectus”) and supersedes the information in the Preliminary Prospectus Supplement and Prospectus. Other information (including financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent effected by the changes described herein. Otherwise, this Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the Prospectus and should be read together with the Preliminary Prospectus Supplement, the Prospectus and the documents incorporated or deemed to be incorporated by reference therein before a decision is made in connection with an investment in the Notes. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

$1,000,000,000 5.750% Notes due 2031

Issuer:	Bristol-Myers Squibb Company
Principal Amount:	$1,000,000,000
Trade Date:	October 30, 2023
Settlement Date*:	November 13, 2023 (T+10)
Maturity Date:	February 1, 2031
Current Issuer Ratings**:	A2 (stable) by Moody’s Investors Service, Inc. / A+ (stable) by Standard & Poor’s Ratings Services
Reoffer Price:	99.800% of principal amount
Yield to Maturity:	5.786%
Interest Payment Dates:	February 1 and August 1, commencing February 1, 2024
Record Dates:	January 15 and July 15
Coupon:	5.750% annually, accruing from and including November 13, 2023
Spread to Benchmark Treasury:	+90 bps
Benchmark Treasury:	UST 4.875% due October 31, 2030
Benchmark Treasury Price and Yield:	99-30; 4.886%
Par Call Date:	On or after December 1, 2030
Make-Whole Call:	T+15 bps
Underwriting Discount:	0.400%
CUSIP / ISIN:	110122 DY1 / US110122DY15

$1,000,000,000 5.900% Notes due 2033

Issuer:	Bristol-Myers Squibb Company
Principal Amount:	$1,000,000,000
Trade Date:	October 30, 2023
Settlement Date*:	November 13, 2023 (T+10)
Maturity Date:	November 15, 2033
Current Issuer Ratings**:	A2 (stable) by Moody’s Investors Service, Inc. / A+ (stable) by Standard & Poor’s Ratings Services
Reoffer Price:	99.768% of principal amount
Yield to Maturity:	5.931%
Interest Payment Dates:	May 15 and November 15, commencing May 15, 2024
Record Dates:	May 1 and November 1
Coupon:	5.900% annually, accruing from and including November 13, 2023
Spread to Benchmark Treasury:	+105 bps
Benchmark Treasury:	UST 3.875% due August 15, 2033
Benchmark Treasury Price and Yield:	92-07+; 4.881%
Par Call Date:	On or after August 15, 2033
Make-Whole Call:	T+20 bps
Underwriting Discount:	0.450%
CUSIP / ISIN:	110122 DZ8 / US110122DZ89

$1,250,000,000 6.250% Notes due 2053

Issuer:	Bristol-Myers Squibb Company
Principal Amount:	$1,250,000,000
Trade Date:	October 30, 2023
Settlement Date*:	November 13, 2023 (T+10)
Maturity Date:	November 15, 2053
Current Issuer Ratings**:	A2 (stable) by Moody’s Investors Service, Inc. / A+ (stable) by Standard & Poor’s Ratings Services
Reoffer Price:	99.717% of principal amount
Yield to Maturity:	6.271%
Interest Payment Dates:	May 15 and November 15, commencing May 15, 2024
Record Dates:	May 1 and November 1
Coupon:	6.250% annually, accruing from and including November 13, 2023
Spread to Benchmark Treasury:	+122 bps
Benchmark Treasury:	UST 3.625% due May 15, 2053
Benchmark Treasury Price and Yield:	78-07+; 5.051%
Par Call Date:	On or after May 15, 2053
Make-Whole Call:	T+20 bps
Underwriting Discount:	0.800%
CUSIP / ISIN:	110122 EB0 / US110122EB03

$1,250,000,000 6.400% Notes due 2063

Issuer:	Bristol-Myers Squibb Company
Principal Amount:	$1,250,000,000
Trade Date:	October 30, 2023
Settlement Date*:	November 13, 2023 (T+10)
Maturity Date:	November 15, 2063
Current Issuer Ratings**:	A2 (stable) by Moody’s Investors Service, Inc. / A+ (stable) by Standard & Poor’s Ratings Services
Reoffer Price:	99.985% of principal amount
Yield to Maturity:	6.401%
Interest Payment Dates:	May 15 and November 15, commencing May 15, 2024
Record Dates:	May 1 and November 1
Coupon:	6.400% annually, accruing from and including November 13, 2023
Spread to Benchmark Treasury:	+135 bps
Benchmark Treasury:	UST 3.625% due May 15, 2053
Benchmark Treasury Price and Yield:	78-07+; 5.051%
Par Call Date:	On or after May 15, 2063
Make-Whole Call:	T+25 bps
Underwriting Discount:	0.800%
CUSIP / ISIN:	110122 EC8 / US110122EC85

Joint Book-Running Managers:
Morgan Stanley & Co. LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
BofA Securities, Inc.
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
Mizuho Securities USA LLC
SG Americas Securities, LLC
Wells Fargo Securities, LLC

Co-Managers:
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
MUFG Securities Americas Inc.
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
Standard Chartered Bank
UBS Securities LLC
U.S. Bancorp Investments, Inc.
PNC Capital Markets LLC
CAVU Securities, LLC
Drexel Hamilton, LLC
Independence Point Securities LLC

*We expect that delivery of the Notes will be made against payment therefor on November 13, 2023, which will be the tenth business day following the date of pricing of the Notes (such settlement cycle being referred to as “T+10”). Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the date of delivery will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

**These issuer ratings are not a recommendation to buy, sell or hold the Notes. The ratings may be subject to revision or withdrawal at any time by the relevant rating agency. Each of the issuer ratings included herein should be evaluated independently of any other issuer rating. No report of any rating agency is incorporated by reference herein.

The issuer has filed a registration statement (including the Prospectus and the Preliminary Prospectus Supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus and Preliminary Prospectus Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, the underwriters or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request it by calling Morgan Stanley & Co. LLC at 1-866-718-1649, Barclays Capital Inc. at 1-888-603-5847, Citigroup Global Markets Inc. at 1-800-831-9146 or J.P. Morgan Securities LLC at 1-212-834-4533.

This communication does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction where it is unlawful or where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the Notes.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another e-mail system.